Exhibit 10.22
January 29, 2025
Jeffrey N. Maggioncalda
Dear Jeff:
In accordance with the offer letter entered between you and Coursera, Inc. (the “Company”) dated June 1, 2017 (the “Employment Agreement”) and the Coursera, Inc. Amended and Restated Executive Severance Plan, effective March 24, 2022 (the “Severance Plan”), this letter sets forth the substance of the separation agreement (the “Agreement”) that the Company is offering to you to aid in your employment transition.
1.Separation. Your last day of work with the Company and your employment termination date will be February 3, 2025 (the “Separation Date”).
2.Final Pay. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings.
3.Severance. Pursuant to the Employment Agreement, if you timely sign this Agreement, allow the release(s) contained herein to become effective, comply with your obligations under it, and take all necessary actions to effectuate your resignation from any other position you hold with the Company (expressly including your seat on the Board of Directors of Coursera, Inc.) (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits:
(a)Cash Severance. The Company will pay you a lump sum in an amount equal to the sum of (i) twelve (12) months of your most recent Base Salary ($400,000); (ii) your full Target Bonus for 2025 ($250,000), and (iii) a lump sum cash payment equal to the annual cash bonus you would have received for FY24 had you remained employed through the date of payment of the cash bonus for FY24, in each case, less all applicable withholdings and deductions, paid on the first business day after the 60th day following the Separation Date (the “Severance Pay Date”).
(b)Advisory Agreement. You will be provided with the opportunity to provide certain advisory services to the Company starting on the Separation Date through August 15, 2025 (such period, the “Advisory Period”). The terms of the advisory services are set forth in more detail in Exhibit A.
(c)Equity Awards. You shall continue to be eligible to vest in your equity awards in connection with your continuous service to the Company during the Advisory Period, subject to the service requirements of the award agreements and applicable plan documents.
(d)Post-Termination Exercise Period Extension. Your outstanding stock option awards will be amended to extend your deadline to exercise any such awards, to the extent vested and exercisable, through the earlier of (i) eighteen (18) months from the Separation Date, and (ii) the expiration date of such awards.

4.Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions set forth above and timely elect continued coverage under COBRA, then the Company shall (in the Company’s discretion) pay directly or reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the date that is six months following the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.
5.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits on, before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.
6.Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7.Release of Claims.
(a)General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), claims under the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
(d)Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
(e)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; or (iv) any claims for breach of this Agreement.

(f)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Furthermore, nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein). Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
8.Return of Company Property. You agree that, within ten (10) days following the Advisory Period, or earlier if requested by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, Company account and device login and password information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the last day of the Advisory Period or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within ten (10) days after the end of the Advisory Period, you shall certify to the Company in writing that you have permanently deleted and expunged such Company confidential or proprietary information from those systems. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.
9.Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
10.Confidentiality. Prior to the filing of a Form 8-K with respect this Agreement, the provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” Section above or in furtherance of your rights under Section 7 of the National Labor Relations Act.

11.Non-disparagement. Except to the extent permitted by the Protected Rights Section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Similarly, the Company agrees that the Board of Directors of the Company and Company executives will not disparage you in any manner likely to be harmful to you or your business reputation, or personal reputation; provided that the Company may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.
12.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
13.Cooperation. During the Advisory Period, you agree to reasonably cooperate with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and the Company will make reasonable efforts to accommodate your scheduling needs. During and following the Advisory Period, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
14.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
15.Representations. You hereby represent that, upon payment of all amounts due under this Agreement, you will have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16.Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. You have the right to consult with an attorney before signing this Agreement. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the state of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be delivered and executed via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
17.Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder (“Section 409A”) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If any such amount is or becomes subject to the requirements of Section 409A, this Agreement will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and you are, as of your “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of payment of the severance benefits shall be delayed until the earlier of (i) six months and one day after your Separation from Service, or (ii) your death. Severance benefits shall not commence until you have a Separation from Service. If severance benefits are not covered by one or more exemptions from the application of Section 409A and the release could become effective in the calendar year following the calendar year in which the Separation from Service occurs, the release will not be deemed effective, for purposes of payment of severance benefits, any earlier than the first day of the second calendar year.

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If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return the Agreement within that timeframe.
We wish you the best in your future endeavors.
Sincerely,

By: /s/ Andrew Y. Ng
Andrew Y. Ng
Chairman, Board of Directors
I have read, understand and agree fully to the foregoing Agreement. I understand that this Agreement includes a release of all known and unknown claims, even those unknown claims that, if known by me, would affect my decision to accept this Agreement.
/s/ Jeffrey N. Maggioncalda
Jeffrey N. Maggioncalda
January 29, 2025
Date
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